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                                                                  Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports, included in this Form 10-K, into the Company's previously filed registration statements on Form S-8, Registration No. 33-75254; Form S-8, Registration No. 33-75252; Form S-8, Registration No. 33-92656; Form S-8, Registration No. 333-01978; Form S-8, Registration No. 333-34839; and Form S-8, Registration No. 333-34837, relating to the Company's 1992 Employee Stock Option Plan, 1992 Director Stock Option Plan, First Amendment to the Employee Plan, Second Amendment to the Employee Plan, Third Amendment to the Employee Plan and First Amendment to the Director Plan, Form S-3, Registration No. 333-48421, Form S-4, Registration No. 333-52937 and Form S-4, Registration No. 333-77343.


/s/ ARTHUR ANDERSEN LLP

Pittsburgh, Pennsylvania,
  June 24, 1999